UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2018 (February 14, 2018)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

B1, Business Park Terre Bonne,

Route de Crassier 13,

1262 Eysins, Switzerland

(Address of Principal Executive Offices) (Zip Code)

011-41-22-716-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On February 20, 2018, Quotient Limited (together with its subsidiaries, the “Company”), through its direct subsidiary Quotient Biocampus Limited, entered into a binding Principal Offer (the “Principal Offer”) with Roslin Assets Limited (“Roslin”), pursuant to which the Company agreed to sell its recently completed Biocampus facility (“Biocampus”) located near Edinburgh, Scotland to Roslin in a sale and leaseback transaction (the “Sale and Leaseback”).

The Principal Offer includes forms of agreements that the parties have agreed to enter into, including (i) a Minute of Variation of Lease (the “Lease Agreement”) pursuant to which Alba Bioscience Limited (“Alba”), a subsidiary of Quotient Limited, will lease the property from Roslin, (ii) a Guarantee Agreement (the “Guarantee Agreement”) pursuant to which Quotient Limited and Quotient Suisse SA will guarantee the obligations of Alba as tenant, (iii) a Disposition Agreement (the “Disposition Agreement”) pursuant to which the Company will sell Biocampus to Roslin, and (iv) a Rent Deposit Agreement (“Rent Deposit Agreement” and, together with the Lease Agreement, Guarantee Agreement and Disposition Agreement, the “Agreements”) pursuant to which Alba will make an initial deposit of its rent in the amount of £3.6 million.

Under the terms of the Disposition Agreement, the Company will receive approximately £14.95 million, or $20.9 million, of gross proceeds from the sale of Biocampus. After deducting the £3.6 million, or $5.0 million, rental deposit required under Rent Deposit Agreement and other transaction costs, the Company will receive approximately £10.9 million, or $15.3 million, in net proceeds, which the Company intends to use for working capital purposes. Pursuant to the terms of the Rent Deposit Agreement, £2.4 million, of the rent deposit will be released on the date on which the Company’s audited financial statements present annual EBITDA from product sales of $25 million for two consecutive years. The Lease Agreement will have an initial term of 35 years and an initial annual rent of £1.2 million, which will be subject to annual 3.0% increases from September 30, 2018 through September 2027. There will then be a fixed annual rent of £1.6 million from October 2027 through September 2032. Beginning September 2032 and each fifth year thereafter, the annual rent will be reviewed and will be subject to adjustment based on the consumer price index and other factors.

The parties expect to enter into the Agreements and to close the Sale and Leaseback on or about March 16, 2018.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2018, the Company appointed Franz Walt to its Board of Directors (the “Board”) effective as of February 19, 2018. Mr. Walt will also serve on the Board’s Audit Committee and Strategy and Regulatory Committee.

Mr. Walt, 58, served as President of Siemens Healthineers Laboratory Diagnostics, the laboratory diagnostics provider within the healthcare division of Siemens AG, the German based conglomerate, from March 2014 to December 2017. From January 2012 to February 2014, Mr. Walt was the Senior Vice President and head of Siemen Healthineers’ Diagnostic Division North America. Prior to joining Siemens Healthineers, from June 1989 to November 2011, Mr. Walt served in various capacities at F. Hoffman-La Roche Ltd., a Swiss based healthcare company that develops diagnostics and therapeutic products, including as Geschäftsführer (CEO) of Roche Diagnostics GmbH in Mannheim from January 2007 to November 2011, and as a board member of the Roche Diagnostic Executive Committee (DiaEC), from November 1998 to December 2006. During his time as a board member of the DiaEC, Mr. Walt served, among other capacities, as President and Consejero Delegado (CEO) of Roche Diagnostics Spain and Regional President for the LATAM Region from October 2004 to December 2006, and as Managing Director of Roche Diagnostics Asia Pacific Pte Ltd. and Regional President for the APAC Region from November 1998 to September 2004. Mr. Walt holds undergraduate degrees in management from the IMAKA Institute of Management in Zürich, and in marketing from the Swiss Institute of Economics in Zürich, and an MBA from City University of Seattle.

In connection with his appointment, on February 19, 2018, Mr. Walt received share options to purchase 22,676 of the Company’s ordinary shares at an exercise price of $4.41, which is the closing price of the Company’s ordinary shares on February 16, 2018. The share options will vest and become exercisable in three equal annual installments beginning February 19, 2019. In connection with his service on the Board, the Audit Committee and the Strategy and Regulatory Committee, Mr. Walt will receive a cash retainer and have business expenses reimbursed, if any, that our non-employee directors that are unaffiliated with our significant shareholders are eligible to receive and have reimbursed under our director compensation program, as described in our definitive proxy statement. Mr. Walt has also entered into an indemnification agreement and a letter of appointment with the Company, each in substantially the same form the Company’s other directors have entered, which forms are filed as exhibits to Amendments No. 4 (filed April 14, 2014) and No. 5 (filed April 14, 2014), respectively, to the Company’s Registration Statement on Form S-1 (Registration No. 333-194390).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT LIMITED

By:	/s/ Paul Cowan
Paul Cowan Chief Executive Officer

Dated: February 21, 2018